Exhibit 10.19

ROSEMONT PHARMACEUTICALS LIMITED

Employment Agreement

for

Andre Groenewegen

Employment Agreement

This Agreement is made, entered into, and is effective as of the Effective Date, by and between the Company and the Executive.

Article 1. Term of Employment

1.1                                 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, unless and until terminated in accordance with the provisions of this Agreement.

1.2                                 The Manager warrants that, in entering into this Agreement and performing his obligations under it, he will not be in breach of any terms of obligations under any further or other agreement with any third party.

Article 2. Definitions

2.1                                 “Affiliate” means, in respect of any company, a company which is its subsidiary, subsidiary undertaking or holding company, or a company which is a subsidiary or subsidiary undertaking of that holding company.

2.2                                 “Agreement” means this Employment Agreement.

2.3                                 “Annual Bonus” means the annual bonus to be paid to the Executive in accordance with BTG’s annual bonus program as described in Section 5.3 herein.

2.4                                 “Base Salary” means the gross salary of record paid to the Executive as annual salary, pursuant to Section 5.2, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.5                                 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act.

2.6                                 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 13.6 herein.

2.7                                 “Board” or “Board of Directors” means the Board of Directors of BTG.

2.8                                 “BTG” means Bio-Technology General Corp., a Delaware corporation, or any Successor Company thereto as provided in Section 9.1 herein.

2.9                                 “Cause” means:

(a)          Executive materially breached any of the terms of this Agreement and failed to correct such breach within fifteen (15) days after written notice thereof from the Company;

(b)         Executive has been convicted of an indictable criminal offense (other than an offense which, in the opinion of the Chief Executive of BTG does not affect his position as an employee of the Company);

(c)          Executive has breached a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement;

(d)         Despite adequate warnings, Executive failed to perform reasonably assigned duties within the normal and customary scope of the Position;

(e)          Executive is guilty of any gross misconduct or gross neglect in the discharge of his duties under this Agreement;

(f)            Executive, by his actions or omissions, brings the name of the Company or any Group Company into serious disrepute or prejudices the interests of the business of the Company or any other Group Company; or

(g)         Executive is or becomes prohibited by law from being a director.

2.10                           “Change in Control” or “CIC” of BTG or the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(a)                                  Any consolidation or merger in which BTG or the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities, or other property, other than (i) a merger of BTG or the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of BTG or the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)                                 Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company’s assets;

(c)                                  The Company’s or BTG’s stockholders approve any plan or proposal for the liquidation or dissolution of BTG or the Company;

(d)                                 Any Person shall become the Beneficial Owner of forty (40) percent or more of the Common Stock other than pursuant to a plan or arrangement entered into by such Person and BTG or the Company; or

(e)                                  During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by BTG’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.11                           “CIC Severance Benefits” means the payment of severance compensation associated with a Qualifying Termination occurring subsequent to a Change in Control, as described in Section 8.3.

2.12                           “Common Stock” means the common stock of BTG, $.01 par value or equity share capital of the Company.

2.13                           “Compensation Committee” means the Compensation and Stock Option Committee of the Board, or any other committee appointed by the Board to perform the functions of such committee.

2.14                           “Company” means Rosemont Pharmaceuticals Limited, registered in England and Wales as company number 924648 and having its registered office at Rosemont House, Yorkdale Industrial Park, Braithwaite Street, Leeds LS11 9WE.

2.15                           “Director” means any individual who is a member of the Board of Directors of BTG.

2.16                           “Disability” or “Disabled” means for all purposes of this Agreement, the meaning ascribed to such term in the Company’s long-term disability plan, or in any successor to such plan.

2.17                           “Effective Date” means December  19, 2002.

2.18                           “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.19                           “Employment Date” means August 1, 2001.

2.20                           “Executive” means Andre Groenewegen  who, as of the Effective Date, resides at Riddersdal 11, 3090 Overijse, Belgium.

2.21                           “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a)                                                Reducing the Executive’s Base Salary;

(b)                                               Failing to maintain Executive’s amount of benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement, including any perquisite program; provided, however, that any such change that applies consistently to all executive officers of the Company or is required by applicable law shall not be deemed to constitute Good Reason;

(c)                                                Failing to require any Successor Company to assume and agree to perform the Company’s obligations hereunder;

(d)                                               The occurrence of any one or more of the following events on or after the announcement of the transaction which leads to the CIC and up to twenty-four (24) calendar months following the effective date of a CIC:

(1)          Requiring Executive to be based at a location that requires the Executive to travel at least an additional thirty-five (35) miles per day;

(2)          Requiring Executive to report to a position which is at a lower level than the highest level to which Executive reported within the six (6) months prior to the CIC;

(3)          Demoting Executive to a level lower than Executive’s level in the Company as of the Effective Date.

2.22                           “Group” means the Company and any Affiliate of the Company and “Group Company” shall be construed accordingly.

2.23                           “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.24                           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.25                           “Position” shall have the meaning ascribed to it in Section 3.1.

2.26                           “Prospective Client” means any person who, at the date of termination of the Executive’s employment or at any time during the 12 month period immediately prior to the date of termination, was a prospective client or prospective customer of the Company or any Group Company and with whom during the 12 month period prior to the termination of the Executive’s employment the Executive shall have had business dealings.

2.27                           “Qualifying Termination” means any of the events described in Section 8.2 herein, the occurrence of which triggers the payment of CIC Severance Benefits hereunder.

2.28                           “Remedial Notice” means a written notice which shall indicate that the Executive relies on section 7.6 of this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason.

2.29                           “Restricted Business” means the business of the Company or any Group Company relating to oral liquid pharmaceuticals.

2.30                           “Restricted Client” means any person who, on the date of termination of the Executive’s employment or at any time during the 12 month period immediately prior to the date of termination, was a client or customer of the Company or any Group Company and with whom during the 12 month period prior to the termination of the Executive’s employment the Executive shall have had business dealings.

2.31                           “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.32                           “Service Multiple” shall have the meaning ascribed to it in Section 7.4(c).

2.33                           “Severance Benefits” means the payment of severance compensation as provided in Sections 7.4 and 7.6 herein, and not payable due to a Change in Control of the Company.

2.34                           “Successor Company” shall have the meaning ascribed to it in Section 9.1.

2.35                           “Term” shall mean that period of time commencing on the Effective Date and ending on the Effective Date of Termination.

Article 3. Position and Responsibilities

3.1                                 During the term of this Agreement, the Executive agrees to serve as Managing Director of the Company or in such other position which Executive shall agree to accept or to which Executive shall be promoted during the Term and Executive shall report directly to the Executive Vice President of BTG or such other position which is at a higher position or level in BTG than the Executive and as shall be determined by the Chief Executive Officer of BTG in his sole discretion, and shall maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as Executive may be assigned during the Term (the “Position”).   It is currently anticipated that the Executive will also be appointed as Executive Officer in the role of Senior Vice President of Bio-Technology General Corporation, an Affiliate of the Company in which capacity he shall report directly to the Executive Vice President of BTG.

3.2                                 It is agreed to treat the Executive’s period of continuous employment with the Company as commencing on 1 August 2001.

3.3                                 The Executive agrees:

(A)                              that the Board may, in its absolute discretion, require the Executive not to render all or any of his duties under this Agreement and/or exclude him from any premises of the Company or of any Group Company (without providing a reason therefor) and;

(B)                                that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever in respect of which the Executive has any claim against the Company provided always that throughout the period of any such action, the Executive’s salary and contractual benefits shall not cease to be payable by reason thereof (unless and until this Agreement shall be terminated).

Article 4. Standard of Care and Mobility

4.1                                 During the term of this Agreement, the Executive agrees to devote substantially his full working time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board).  However, subject to Article 11 herein and approval by the Compensation Committee (or the Board, as the case may be), the Executive may serve as a director of other companies so long as such service is not injurious to the Company or to any Group Company.  Approval may be withdrawn at any time on reasonable notice.

4.2                                 The Executive shall work normal business hours which are 8.30 to 17.30 Monday to Friday inclusive and such additional hours as may be necessary in the performance of his duties and powers under this Agreement.  The Executive agrees to be contactable during weekends and vacations for urgent matters.  No overtime will be paid with respect to any hours worked by the Executive outside normal business hours.

4.3                                 The Executive’s principal place of work at the Effective Date is Rosemont House, Yorkdale Industrial Park, Braithwaite Street, Leeds LS11 9WE.  The Executive will spend all his working time at the principal place of work except when traveling on business, or when on vacation.  The Executive’s principal place of work may be in such place or places as the Company or Group Company shall reasonably require.

4.4                                 The Executive may be required to travel both inside and outside the United Kingdom on the business of the Company or any Group Company in the proper performance of his duties from time to time.

Article 5. Compensation

5.1                                 As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive those items set forth in Sections 5.2 through 5.8.

5.2                                 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such Base Salary shall not be less than ONE HUNDRED AND FORTY THOUSAND GBP (GBP 140,000) per year.

(a)          This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b)         The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased based on the performance (and any other relevant factors) of the Executive during the year but there shall be no obligation on the Company to increase such salary.  If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

5.3                                 Annual Bonus. In addition to his Base Salary, the Executive shall be entitled to participate in BTG’s annual short-term incentive program; as such program may exist from time to time, at a level commensurate with the Position.  The percentage of Base Salary targeted as annual short-term incentive compensation shall be established for the Position by BTG’s Compensation Committee in its sole discretion (the “targeted Annual Bonus award”). The Executive acknowledges that the amount of annual short-term incentive, if any, to be awarded shall be at the sole discretion of BTG’s Compensation Committee, may be less or more than the targeted Annual bonus award, and will be based on a number of factors set in advance by the Compensation Committee for each calendar year, including the Company’s and Group Company’s performance and the Executive’s individual performance. Nothing in this Section 5.3 shall be construed as obligating the Company, BTG or the Board to refrain from changing, and/or amending the short-term incentive program, so long as such changes are equally applicable to all executive employees in BTG.

5.4                                 Long-Term Incentives. The Executive shall be eligible to participate in BTG’s long-term incentive plan, as such shall be amended or superseded from time to time provided, however, that nothing in this Section 5.4 shall be construed as obligating the Company, BTG or the Board to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are equally applicable to all executive employees in BTG.

5.5                                 Retirement Benefits. The Company shall provide to the Executive participation in any BTG qualified defined benefit and defined contribution retirement plans as may be established during the term of this Agreement; provided, however, that nothing in this Section 5.5 shall be construed as obligating the Company, BTG or the Board to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are equally applicable to all executive employees in BTG.

5.6                                 Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of BTG are entitled to receive, as commensurate with the Position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of BTG generally.

(a)          Such benefits shall include, but shall not be limited to, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability insurance.

(b)         The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of BTG.

5.7                                 Vacation.  The Company’s holiday year commences on 1 January and expires on 31 December (the “Holiday Year”).  The Executive shall be entitled to 25 days paid vacation in addition to English statutory and bank holidays, during each Holiday Year as shall be approved by the Executive Vice President of BTG in advance; provided, however, that without prior written approval, Executive may carry forward into the next year no more than ten (10) unused vacation days from the current Holiday Year.

For the purposes of calculation of holiday entitlement, holiday entitlement shall be taken to accrue at the rate of 2.08 days per completed month in a Holiday Year and payments in lieu of or deductions with respect to holidays shall be calculated as 1/365th of the Executive’s salary for each day’s holiday.

5.8                                 Perquisites. The Company shall provide to the Executive, at the Company’s expense, all perquisites which the Board may determine from time to time to provide; provided, however, that nothing in this Section 5.8 shall be construed as obligating the Company, BTG or the Board to refrain from changing, and/or amending the perquisite program, so long as such changes are equally applicable to all executive employees in BTG.

5.9                                 Relocation Costs. The Company will pay reasonable relocation costs (up to £8,000), associated with any such relocation to Leeds from Brussels provided always that Inland Revenue rules relating to eligibility are met.  This will include the cost of the Company paying the reasonable cost of apartment accommodation for the Executive, until the earlier of 30 May 2003 or the relocation of the Executive and his family from Brussels to Leeds, provided this costs the Company no more than £900 per month.  The Company would expect all costs to be incurred within a reasonable period of time but, in any event, the Company will not reimburse any such costs incurred after 5 April 2004 (for taxation reasons).

5.10                           Right to Change Plans. The Company  and BTG shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees in BTG.

Article 6. Expenses

6.1                                 Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs wholly, exclusively and necessarily in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies.

Article 7. Employment Terminations

7.1                                 Termination Due to Death. In the event the Executive’s employment is terminated while this Agreement is in force by reason of death, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)          Base Salary through the Effective Date of Termination;

(b)         An amount equal to the Executive’s unpaid targeted Annual Bonus award, established for the fiscal year in which such termination is effective, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(c)          All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(d)         Accrued but unused vacation pay through the Effective Date of Termination; and

(e)          All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(f)            The benefits described in Sections 7.1(a) and (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment, including those in Sections 7.1(b) and (c), shall be paid in accordance with the terms of such applicable plans or programs.

(g)         With the exception of the covenants contained in Articles 9 and 16 and Sections 7.1(g), 15.3, 15.5 and 15.7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

7.2                           Termination Due to Disability.  In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board’s reasonable expectation that the Executive’s Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate the Executive’s active employment as provided in this Agreement.

(a)          The Board shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the Effective Date of Termination.

(b)         Such Disability to be determined by the Board of Directors of the Company upon receipt of and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.  The Executive shall submit himself to a medical examination by a doctor appointed by the Company at the request of the Board, at the expense of the Company, at any time during the continuance of this Agreement, whether or not the Executive is absent by reason of sickness, injury or other incapacity.  Subject to compliance by the Company with the Access to Medical Reports Act 1988 (if applicable) the Executive hereby authorizes the Company pursuant to the Access to Medical Reports Act 1988 to have unconditional access to any report or reports (including copies thereof) prepared as a result of any such examination as the Board may from time to time require.

(c)          A termination for Disability shall become effective upon the end of the notice period. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

(d)         Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(1)          Base Salary through the Effective Date of Termination;

(2)          An amount equal to the Executive’s unpaid targeted Annual Bonus award, established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(3)          All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of BTG;

(4)          Accrued but unused vacation pay through the Effective Date of Termination; and

(5)          All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(e)          The benefits described in Sections 7.2(d)(1) and (d)(4) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment, including those in Sections 7.2(d)(2) and (d)(3), shall be paid in accordance with the terms of such applicable plans or program.

(f)            With the exception of the covenants contained in Articles 8, 9, 11, and 16 and Sections 7.2(e), 15.3, 15.5 and 15.7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

(g)         Notwithstanding anything herein to the contrary, the Company’s payment obligations under this Section 7.2 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program or legal claim relating to the termination applicable to such Executive such payment being in full and final settlement of any claim the Executive may have.

7.3                                 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving Notice of Termination to the Board of Directors of the Company, delivered at least ninety (90) calendar days prior to the Effective Date of Termination.

(a)          The termination automatically shall become effective upon the expiration of the notice period. Notwithstanding the foregoing, the Company may waive the notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the ninety (90) day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(b)         Upon the Effective Date of Termination, following the expiration of the notice period, the Company shall pay the Executive his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Section occurs).

(c)          With the exception of the covenants contained in Articles 8, 9, 11, and 16 and Sections 15.3, 15,5 and 15.7, herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

7.4                                 Involuntary Termination by the Company without Cause. At all times during the Term, the Chief Executive Officer of the Company may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least sixty (60) calendar days (or, if greater, the statutory minimum period) prior to the Effective Date of Termination; provided, however, that such notice shall not preclude the Company from requiring Executive to leave the Company immediately upon receipt of such notice.

(a)          Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

(b)         Upon the Effective Date of Termination (not a Qualifying Termination), following the expiration of the sixty (60) (or greater) day notice period, the Company shall pay and provide to the Executive:

(1)          An amount equal to the Service Multiple times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)          An amount equal to the Service Multiple times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs; provided, however, that no payment shall be made under this

Section 7.4(b)(2) if the Effective Date of Termination is less than eighteen (18) months after the Employment Date;

(3)          A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under the Company’s or BTG’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s or BTG’s then current plan, of substantially similar welfare benefits from one or more third party providers) after the Effective Date of Termination for a number of months equal to the Service Multiple times twelve (12).  These benefits shall be provided to the Executive at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to the Executive that was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued if prior to the expiration of the period, the Executive has available similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(4)          All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of BTG;

(5)          An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)          All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(c)          For the purposes of this Section 7.4, the term “Service Multiple” shall be equal to:-

(1)   if the Effective Date of Termination is 31 December 2004 or before, the quotient resulting from a formula the numerator of which is the lesser of (a) full number of completed months that have elapsed since the Employment Date (but not less than six (6) months) and (b) eighteen (18) and the denominator of which is twelve; or

(2)   if the Effective Date of Termination is later than 31 December 2004, the quotient resulting from a formula the numerator of which is the lesser of (a) full number of completed months that have elapsed since the Employment Date (but not less than six (6) months) and (b) twelve (12) and the denominator of which is twelve.

(d)         In the event that the Board terminates the Executive’s employment without Cause on or after the date of the announcement of the transaction that leads to a CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.4.

(e)          Payment of all of the benefits described in Section 7.4(b)(1) shall be paid in cash to the Executive in equal bi-weekly installments over a period of consecutive months equal to the Service Multiple times twelve (12) and beginning on the fifteenth day of the month following the month in which the Effective Date of Termination occurs.

(f)            Payment of all but forty thousand dollars ($40,000) of the benefits described in Section 7.4(b)(2) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.  The forty thousand dollars ($40,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 11.2, 11.3 and 11.4 of this Agreement, conditional on the continued compliance with the restrictive covenants.

(g)         Except as specifically provided in Section 7.4(e) and (f), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(h)         With the exception of the covenants contained in Articles 8, 9, 10, 11, 12 and 16 and Sections 7.4, 15.3, 15.5  and 15.7 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

(i)             Notwithstanding anything herein to the contrary, the Company’s payment obligations under this Section 7.4 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program or legal claim relating to the termination applicable to such Executive such payment being in full and final settlement of any claim the Executive may have.

7.5                               Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

In the event this Agreement is terminated by the Chief Executive Officer of BTG for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement with the exception of the covenants contained in Articles 9, 10, 11, and 16 and Sections 15.3, 15,5 and 15.7 herein (which shall survive such termination).

7.6                           Termination for Good Reason. Except where Section 2.21(d) is applicable, this Section 7.6 shall only become effective when at least twelve (12) months have elapsed since the Employment Date.  The Executive shall have sixty (60) days from the date he learns of action taken by the Company that may allow the Executive to terminate his employment for Good Reason to provide the Board with a Remedial Notice.

(a)          The Remedial Notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

(b)         The Company shall have thirty (30) days to cure such Company action (the “Remedial Period”) following receipt of the Remedial Notice.

(c)          If the Company cures such Company action within the Remedial Period, the Executive’s employment will not terminate for Good Reason, the Executive’s employment will continue and the Executive shall not be entitled to the payments outlined at 7.6(g)(1) below.

(d)         If the Company fails to cure such Company action within the Remedial Period, the Executive shall have fourteen (14) days from the end of the Remedial Period to provide the Board with a Notice of Termination.  The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination and shall be delivered at least thirty (30) days prior to the Effective Date of Termination.

(e)          For the avoidance of doubt, any termination by the Executive where there may be Good Reason but where this procedure is not followed, will result in the provisions of section 7.3 applying and the Executive not being entitled to the payments outlined within this Section 7.6.

(f)            The Executive is required to continue his employment for the notice period following the date on which he provided the Notice of Termination to the Board. The Company may waive the notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(g)         Upon a termination of the Executive’s employment for Good Reason, and following the expiration of the notice period, the Company shall pay and provide to the Executive the following:

(1)          An amount equal to one-and-one-half (1.5) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)          An amount equal to one-and-one-half (1.5) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs;

(3)          A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for one-and-one-half (1.5) years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers). These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to the Executive that was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the one-and-one-half (1.5) year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(4)          All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of BTG;

(5)          An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)          All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(e)          In the event of termination of Executive’s employment for Good Reason on or after the date of the announcement of the transaction which leads to the CIC and up to twenty-four (24) months following the date of the CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.6(g) but shall still be required to follow the procedure set forth in Section 7.6(a) to (e) as a condition of such entitlement.

(f)            The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

(g)         Payment of all but forty thousand dollars ($40,000) of the benefits described in Section 7.6(g)(1) and payment of all of the benefits described in Section 7.6(g)(2) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. The forty thousand dollars ($40,000) which was withheld shall be paid in cash to the Executive in a single lump sum at the end of the twelve (12) month restrictive period set forth in Sections 11.2 and 11.3 of this Agreement, conditional on the continued compliance with the restrictive covenants.

(h)         Except as specifically provided in Section 7.6(g), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(i)             Notwithstanding anything herein to the contrary, the Company’s payment obligations under this section 7.6 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program or legal claim relating to the termination applicable to such Executive such payment being in full and final settlement of any claim the Executive may have.

(j)             With the exceptions of the covenants contained in Articles 8, 9, 10, 11, 12 and 16 and Sections 7.6, 15.3, 15.5 and 15.7 (which shall survive such termination) herein, the

Company and the Executive thereafter shall have no further obligations under this Agreement.

7.7                           Return of Company Property on Termination.  Upon termination of the Executive’s employment with the Company or when the Executive is under notice of termination and the Company exercises its rights under section 3.3 above, he shall immediately deliver up to the Company or its authorized representative any property of the Company or any other Group Company which may be in his possession, custody or under his control, including, without limitation, the Company car, the company car keys, minutes, memoranda, correspondence, notes, records, reports, sketches, plans or other documents and any copies thereof, whether or not the property was originally supplied to him by the Company or any other Group Company.

Article 8. Change in Control

8.1                                 Employment Termination Following a Change in Control. The Executive shall be entitled to receive from the Company CIC Severance Benefits if a Notice of Termination for a Qualifying Termination of the Executive has been delivered; provided, that:

(a)          The Executive shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 7.5 herein), or if his employment with the Company ends due to death, or Disability, or due to voluntary termination of employment by the Executive without Good Reason.

(b)         CIC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

8.2                           Qualifying Termination. The occurrence of any one or more of the following events on or after the date of the announcement of the transaction which leads to the CIC and up to twenty-four (24) months following the date of the CIC shall trigger the payment of CIC Severance Benefits to the Executive under this Agreement:

(a)          An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability, as evidenced by a Notice of Termination delivered by the Company to the Executive;

(b)         A voluntary termination by the Executive for Good Reason as evidenced by a Notice of Termination delivered to the Company by the Executive;

8.3                                 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a)   An amount equal to two (2) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b)   An amount equal to two (2) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c)   An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)   All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(e)   A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for two (2) full years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers).

(1)                                  These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect sixty (60) days prior to the date of the Change in Control, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2)                                  In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3)                                  The continuation of these welfare benefits shall be discontinued prior to the end of the two-year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board).

8.4                                 Form and Timing of Severance Benefit. Payment of all of the benefits described in Sections 8.3(a) through (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

8.5                                 With the exceptions of the covenants contained in Articles 8, 9, 10, 11, 12 and 16 and Sections 15.3, 15,5  and 15.7 (which shall survive such termination) herein, the Company and the Executive thereafter shall have no further obligations under this Agreement.

Article 9. Assignment

9.1                                 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any Successor Company, with Successor Company for purposes of this Agreement being defined as a company that (i) acquires greater than fifty percent (50%) of the assets of the Company or (ii) acquires greater than fifty percent (50%) of the outstanding stock of the Company, or (iii) is the surviving entity in the event of a CIC and as a result becomes the employer of the Executive.

(a)          Any such Successor Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.

(b)         Failure of the Successor Company to honor the terms of this Agreement shall immediately entitle the Executive to benefits in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment for Good Reason as provided in Section 7.6 (failure not related to a Change in Control) or Section 8.3 (if the failure of assignment follows or is in connection with a Change in Control).

(c)          Except as herein provided, this Agreement may not otherwise be assigned by the Company.

9.2                                 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(a)          If the Executive dies while any amount would still be payable to him pursuant to this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.

(b)         If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Notice

10.1                           Notice. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

Article 11. Confidentiality and Non-competition

11.1                           Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement. The Executive acknowledges that the following restraint, on which he has had the opportunity to take independent legal advice, are necessary for the reasonably protection by the Company of its business or the business of the Group, the clients thereof or their respective affairs:-

The Executive will not, during and for five (5) years after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

Nothing in this Agreement shall preclude the Executive from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

11.2                           Covenants Regarding Other Employees.  The Executive shall not during the twelve (12) month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or endeavor to solicit or to entice away or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away from the Company or any Group Company any individual who is a senior employee or director of the Company or any Group Company and with whom during the 24 month period prior to the termination of the Executive’s employment, the Executive has had business dealings whether or not any such person would commit a breach of contract by reason of his leaving service.

11.3                           Covenants Regarding Restricted Clients and Prospective Clients

(A)                               The Executive shall not during the six (6) month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, solicit, interfere with the Company’s or any Group Company’s relationship with or entice away or attempt to solicit, interfere with the Company’s or any Group Company’s relationship with or entice away any person who is a Restricted Client or Prospective Client provided always that nothing contained in this article shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

(B)                                 The Executive shall not during the six (6) month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this article shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

11.4                           Covenants Regarding Competition with the Company.  The Executive shall not during the three (3) month period after the date of the termination of his employment, except in the event of a wrongful termination by the Company, be engaged, concerned or interested, either directly or indirectly in any capacity in any trade or business or occupation whatsoever which would, or might reasonably be considered to, compete with the Restricted Business, this restriction to be limited to geographical regions with which the Executive had any responsibility for or involvement with on behalf of the Restricted Business.

11.5                           The Executive hereby covenants with the Company in terms identical to those contained in articles 11.2, 11.3 and 11.4, save that the reference to the termination of the Executive’s employment shall refer to the termination of the Executive’s employment for any reason whatsoever whether lawful or wrongful.

11.6                           The periods specified in this article shall each be reduced by the duration of any period immediately prior to the date of termination during which the Company, in exercising its rights under the provisions of article 3.3 suspends the Executive from performance of his duties.

11.7                           Each of the restrictions in this article 11 shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.

11.8                           The restrictions contained in article 11.2, 11.3 and 11.4, on which the Executive has had the opportunity to take independent legal advice are considered reasonable by the parties, and necessary for the protection of the legitimate interests of the Company but if any such restriction shall be found to be void or voidable but would be valid and enforceable if some part of some parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

11.9                           Without prejudice to article 11.8, if any restriction is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces

Article 12. Outplacement Assistance

12.1                           Following a termination of employment by the Company, other than for Cause, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Effective Date of Termination or until the Executive secures a new job, whichever is the sooner; provided, however, that the total reimbursement shall be limited to an amount equal to twenty percent (20%) of the Executive’s Base Salary as of the effective date of termination.

Article 13. Directorships

13.1                           The Executive shall accept appointment as a director of the Company and of any such Group Company or other company as the Board may require in connection with his appointment under this Agreement and he shall resign without claim for compensation from office as a director of any such company at any time on request by the Company, which resignation shall not affect the continuance in any way of this Agreement.  The Executive shall immediately account to the Company for any director’s fees or other emoluments, remuneration or payments either receivable or received by him by virtue of his holding office as such director as aforesaid (or waive any right to the same if so required by the Company).

13.2                           Upon the termination of the Executive’s employment with the Company however arising and for whatsoever reason the Executive shall, upon the request of the Board, resign without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement) from:

(A)                               office as a director of the Company or of any Group Company or of any other company in which he holds a directorship at the Company’s request; and

(B)           from all offices held by him in any or all of such companies; and

(C)                                 all trusteeships held by him of any pension scheme or other trusts established by the Company, any Group Company or any other company with whom the Executive has had dealings as a consequence of his employment by the Company.

13.3                           Should the Executive fail to resign from office as a director or from any other office or trusteeship in accordance with articles 13.1 or 13.2, either during his employment, when so requested by the Company, or on termination thereof, the Company is hereby irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to the resignation.

13.4                           Save with the prior agreement in writing of the Board, the Executive shall not, during the continuance of this Agreement, resign from any office as a director of the Company, any Group Company or of any other company in which he holds a directorship at the Company’s request or do anything that would cause him to be disqualified from continuing to act as a director.

Article 14. Disciplinary and Grievance Procedure and Sickness Procedures

14.1                           If the Executive is dissatisfied with any disciplinary decision, or if he wishes to seek redress for any grievance relating to his employment, he should discuss the matter with the Executive Vice President of BTG.  If the Executive Vice President is unable to resolve this matter, the matter will be referred to the Board whose determination shall be final.

14.2                           There are no formal disciplinary procedures applicable to the Executive’s employment, and, accordingly, any necessary disciplinary action which the Company may feel obliged to instigate will be dealt with primarily by the Chief Executive Officer and (if necessary) subsequently by the Board.

14.3                           The Executive’s employment by the Company is subject to the Company’s rules relating to sickness absence and sick pay.

Article 15. Miscellaneous

15.2                          Entire Agreement. With the exception of the Company’s Proprietary Information and Inventions Agreement previously executed by Executive, this Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

15.2                          Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.3                          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15.4                          Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.5                          Tax Withholding. The Company will withhold from any payments and/or benefits payable under this Agreement all taxes and national insurance contributions which the Company is by law obliged to deduct.

15.6                          Beneficiaries. To the extend allowed by law, any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

15.7                          With the exception of the Company’s willful material breach of its payment obligations under Articles 7 and 8 of this Agreement, (provided, however that no such breach shall be deemed to have occurred until the Executive has provided the Board with written notice of such breach and a reasonable opportunity for cure), the restrictive covenants contained in Article 11 are independent of any other contractual obligation in this Agreement or otherwise owed by the Company to the Executive.  Except as provided in this paragraph, the existence of any claim of cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

15.8                          Collective Agreements. There are no collective agreements currently in force which affect, directly or indirectly the terms and conditions of the Executive’s employment.

15.9                          This offer and the Executive’s employment with the Company is conditional on the Executive having the legal right to work in the United Kingdom.

Article 16. Governing Law

16.1         This Agreement shall be governed by, and construed in accordance with English Law.

16.2                          In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English Courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Agreement as of the Effective Date.

Executive:

/s/ Andre Groenewegen

Company:

Rosemont Pharmaceuticals Limited

By:	/s/ Robert M. Shaw